EXHIBIT 10.1

EQUITY PARTICIPATION AND EARN-IN AGREEMENT

THIS AGREEMENT (this “Agreement”) made effective as of the 28th day of August, 2015 (the “Effective Date”),

AMONG:

FLEX MINING LTD., a corporation formed pursuant to the laws of the State of Delaware and having an office for business at 4540 21st N.W., Calgary, AB T3B 0W4(“Flex Mining”)

AND:

GOLD LAKES CORP., a company formed pursuant to the laws of the State of Nevada and having an office for business located at 573 Monroe Blvd., Painesville, Ohio 42077 (“Gold Lakes”)

WHEREAS:

A.	Flex Mining holds a one hundred per cent interest in the Big Monty Claims (the “Property”);

B.	Gold Lakes wishes to acquire an equity interest in Flex Mining and the Property;

C.

Gold Lakes and Flex Mining have agreed to effect the Share Issuance and Flex Mining has agreed to grant to Gold Lakes the right to earn a direct Participating Interest in the Flex Mining and the Property by incurring Earn-in Expenditures; and

D.	the parties are entering into this Agreement to formally document their agreement in respect of the matters referred to in the foregoing recitals.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the premises and the respective covenants and agreements herein contained, the parties hereto covenant and agree as follows:

PART 1
DEFINITIONS AND INTERPRETATION

Definitions

1.1 In this Agreement, unless the context otherwise requires, the following terms will have the meanings hereinafter set forth:

“Affiliate” means any person, partnership, limited liability company, joint venture, corporation, or other form of enterprise which Controls, is Controlled by, or is under common Control with a party to this Agreement;

“Big Monty Claims” means that portion of the geographical area which is the subject of the Existing Licenses, as more particularly described in Schedule “A”;

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“Budget” means a detailed estimate of all costs to be incurred and a schedule of Earn-in Expenditures to be made by Gold Lakes with respect to a Program;

“Business” means the contractual relationship of the parties under this Agreement in relation to the Property;

“Business Day” means any day upon which chartered banks in Las Vegas, Nevada are open for business;

“Confidential Information” means the Existing Data, any information pertaining to the Property and all other information, data, knowledge and know-how (including, but not limited to, formulas, patterns, compilations, programs, devices, methods, techniques and processes) disclosed by one party to the other party hereunder that derives independent economic value, actual or potential, as a result of not being generally known to, or readily ascertainable by, third parties and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, and includes all analyses, interpretations, compilations, studies and evaluations of such information, data, knowledge and know-how generated or prepared by or on behalf of either party but does not include any information, data, knowledge or know-how that is already in the receiving party’s possession prior to receipt thereof from the disclosing party or that enters the public domain other than as a consequence of a breach of this Agreement by one of the parties or that comes into a party’s possession from a third party who is not, to the knowledge of the receiving party after due enquiry, under an obligation of confidentiality to the other party to this Agreement;

“Constating Documents” means the charter, the memorandum, the articles of association, the articles of incorporation, the articles of continuance, the articles of amalgamation or any other instrument pursuant to which a legal entity is created, incorporated, continued, amalgamated or otherwise established, as the case may be, together with any amendments thereto, and/or which governs in whole or in part such entity’s affairs;

“Control” used as a verb means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through the legal or beneficial ownership of voting securities or membership interests, the right to appoint managers, directors or corporate officers, rights arising under operating agreements or other contracts, a voting trust or otherwise; and, when used with respect to a person, means the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and “Control” used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers;

“Development” means all preparation (other than Exploration) on the Big Monty Claims for the removal and recovery of Products, including the development of a mine and the construction and installation of processing facilities or any other improvements to be used for the mining, handling, milling or other processing of Products, and all related Environmental Compliance;

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“Earn-in Expenditures” means expenditures incurred by Gold Lakes for,

(i)	Exploration pursuant to the Initial Program and Budget,

(ii)	and such other expenditures as Gold Lakes and Flex Mining may, from time to time, agree;

“Earn-in Right” has the meaning assigned to it in Section 3.2;

“Encumbrance” means any mortgage, charge, pledge, hypothecation, security interest, lien, easement, right-of-way, encroachment, covenant, condition, right-of-entry, lease, license, assignment, option or claim or any other encumbrance, charge or any title defect of whatever kind of nature, regardless of form, whether or not registered or registrable and whether or not consensual or arising by law (statutory or otherwise);

“Environmental Compliance” means all contractual commitments and all actions performed during or after Operations to comply with the requirements of all applicable Environmental Laws and related to reclamation of the Big Monty Claims;

“Environmental Laws” means Laws aimed at (i) reclamation or restoration of the Big Monty Claims, (ii) abatement of pollution, protection of the environment, (iii) protection of wildlife, including endangered species, (iv) ensuring public safety from environmental hazards, (v) protection of cultural or historic resources, (vi) management, storage or control of hazardous materials and substances, (vii) releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including without limitation, ambient air, surface water and groundwater and (viii) all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes;

“Existing Data” means maps, drill logs and other drilling data, core tests, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, title, tenure, permit and legal documentation and other material information existing in respect of the Big Monty Claims as of the Effective Date;

“Existing Licenses” means, collectively, Mineral Exploration License number 4256641, 4256642, 4256644, 4256645, 4256646, 4256647 issued by the Province of Ontario;

“Exploration” means all activities on the Big Monty Claims directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products, including but not limited to additional drilling required after discovery of potentially commercial mineralization, and including related Environmental Compliance;

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“Extraordinary Matter” means any matter to be voted upon by holders of Flex Mining common shares in respect of which, under applicable law, the rules and policies of any regulatory authority, stock exchange or stock quotation facility having jurisdiction or pursuant to an order of a court of competent jurisdiction:

(i)	the approval of holders of Flex Mining common shares is to be given by special resolution;

(ii)	the approval of holders of Flex Mining common shares is to be given by a “majority of the minority” or by some other super-majority; or

(iii)	Gold Lakes and/or any of its Affiliates is precluded from voting any Flex Mining common shares for or against the matter;

“Governmental Authority” means any national, central, federal, provincial, state, municipal or county government or regional authority and includes any ministry, department, commission, bureau, board, administrative or other agency or regulatory body or instrumentality thereof;

“incur” means to incur and pay;

“Law” or “Laws” means all applicable governmental laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature;

“Mining” means the mining, extracting, producing, handling, milling or other processing of Products;

“Notices” has the meaning assigned to it in Section 10.1;

“Operations” means Exploration and, if warranted, Development and other activities to be carried out and funded by Gold Lakes under this Agreement pursuant to the Earn-in Expenditures;

“party” means Flex Mining or Gold Lakes, or any permitted successor or assign of Flex Mining or Gold Lakes under this Agreement;

“Participating Interest” means the percentage interest representing the beneficial ownership interest of a party in Flex Mining and the Big Monty Claims;

“Share Issuance” has the meaning assigned to it in Section 2.1;

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“Products” means all ores, minerals, mineral concentrates, metals, chemical by-products and refinements or partial refinements thereof produced from the Big Monty Claims;

“Program” means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by Gold Lakes in accordance with the terms of this Agreement for a period determined by the Earn-in Committee;

“Property” means the geographical area which is the subject of Mining License number 4256641, 4256642, 4256644, 4256645, 4256646, 4256647 issued by the Province of Ontario;

“Subject Transactions” means,

(i)

with respect to Flex Mining, the Share Issuance, the grant to Gold Lakes of the Earn-in Right and all other obligations of Flex Mining hereunder that, by their terms, become operative as of or after the Effective Date, and

(ii)	with respect to Gold Lakes, the Share Issuance and all other obligations of Gold Lakes hereunder that, by their terms, become operative as of or after the Effective Date;

Interpretation

1.2 For the purposes of this Agreement, except as otherwise expressly provided:

(a)

“this Agreement” means this agreement, including the schedules hereto, and not any particular part, section or other portion hereof, and includes any agreement, document or instrument entered into, made or delivered pursuant to the terms hereof, as the same may, from time to time, be supplemented or amended and in effect;

(b)

all references in this Agreement to a designated “part”, “section”, “subsection” or other subdivision or to a schedule are references to the designated part, section, subsection or other subdivision of, or schedule to, this Agreement;

(c)

the words “hereof”, “herein”, “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular part, section, subsection or other subdivision or schedule unless the context or subject matter otherwise requires;

(d)

the division of this Agreement into parts, sections and other portions and the insertion of headings are for convenience of reference only and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(e)	unless otherwise provided herein, all references to currency in this Agreement are to lawful money of the United States of America;

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(f)

a reference in this Agreement to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations;

(g)

the singular of any term includes the plural, and vice versa, and the use of any term is generally applicable to any gender and, where applicable, a body corporate, firm or other entity, and the word “or” is not exclusive and the word “including’ is not limiting whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto;

(h)

in the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action will be required to be taken on the next succeeding day which is a Business Day; and

(i)	all references to “approval”, “authorization” or “consent” in this Agreement mean written approval, authorization or consent.

PART 2
SHARE ISSUANCE AND CASH PAYMENT

Share Issuance

2.1 Within 90 days from the Effective Date, Gold Lakes will issue to Flex Mining 23,500,000 restricted shares of common stock at a deemed value of US $0.05 (the “Share Issuance”).

Cash Payment

2.2 Within 90 days from the Effective Date, Gold Lakes pay to Flex Mining US $15,000.

PART 3
EARN-IN RIGHTS AND OBLIGATIONS

Grant of Earn-in Right

3.1 In consideration of Gold Lakes’ agreement to the Share Issuance, Flex Mining hereby grants to Gold Lakes, with effect as of the Effective Date, the Earn-in Right.

Description of Earn-in Right

3.2 Gold Lakes will have the right (the “Earn-in Right”) to earn an Ownership Interest in Flex Mining in accordance with the following schedule (the “Earn-in Schedule”):

(a)

earn a 25% interest in the Flex Mining by incurring not less than $250,000 of Earn-in Expenditures on or before the first anniversary of the Effective Date, in accordance with the Initial Exploration Program and Budget;

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(b)

an additional 35% for a total of 60% interest in the Flex Mining by incurring not less than $350,000 of additional Earn-in Expenditures on or before the second anniversary of the Effective Date, in accordance with the Initial Exploration Program and Budget; and

(c)

an additional 40% for a total of 100% interest in the Flex Mining by incurring not less than $400,000 of Earn-in Expenditures on or before the third anniversary of the Effective Date, in accordance with the Initial Exploration Program and Budget.

Notwithstanding the foregoing, Gold Lakes may incur Earn-in Expenditures sooner than provided by the Earn-in Schedule. If, despite its best efforts, Gold Lakes is unable to incur sufficient Earn-in Expenditures pursuant to Section 3.3 within the time provided in order to earn the maximum Participating Interest available pursuant to the Earn-in Right, Gold Lakes will be entitled to satisfy any deficiency by making an equivalent cash payment to Flex Mining on or before the date by which such Earn-in Expenditures were required to be incurred.

Access and Data

3.3 Throughout the Earn-in Period, Flex Mining will afford to Gold Lakes such access to the Big Monty Claims and to all Existing Data pertaining to the Big Monty Claims within Flex Mining’s possession or control as Gold Lakes may, from time to time, reasonably request in connection with the enjoyment of its rights and the performance of its obligations under this Agreement. Gold Lakes will afford to Flex Mining access to and copies of, and will keep Flex Mining fully informed of, all Confidential Information pertaining to the Property, if and to the extent pertinent to the selection of drill targets on the Big Monty Claims or otherwise relevant to planning Exploration.

Termination of Earn-In

3.4 If Gold Lakes does not incur the Earn-in Expenditures in accordance with the Earn-in Schedule set forth in Section 3.1 above, then the remaining ownership percentage of Flex Mining will remain with Flex Mining.

PART 4
REPRESENTATIONS AND WARRANTIES

Representations and Warranties of Both Parties

4.1 Each party warrants and represents to the other that:

(a)

it is a corporation duly incorporated, organized and validly existing and current with respect to all filings required under the laws of its jurisdiction of incorporation, it has the corporate power and authority, and is duly licensed or qualified, to do business and is in good standing in those jurisdictions where necessary in order to carry out the purposes of this Agreement and no proceedings have been taken or authorized by it or, to the best of its knowledge, by any other person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding-up of such party;

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(b)

its execution and delivery of this Agreement, including all matters contemplated hereby, has been authorized by all necessary corporate action and the party has the corporate power and authority to enter into and perform its obligations under this Agreement;

(c)

none of the execution and delivery of this Agreement, the implementation of the Subject Transactions or the fulfillment of, or compliance with, the terms and provisions hereof do or will, with the giving of notice or the lapse of time or otherwise,

(i)	result in the breach of, or violate any term or provision of, the party’s Constating Documents,

(ii)

conflict with, result in the breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any material agreement to which the party is a party or by which it is bound or to which any of its material assets are subject, or

(iii)	result in the creation of any Encumbrance upon the party’s interest in this Agreement or in the Big Monty Claims; and

(d)

no exemption, consent, approval, order or authorization of, or registration or filing with any court, Governmental Authority or any third party is required by, or with respect to, the party in connection with the execution, delivery and performance of this Agreement by the party or the consummation by the party of the Subject Transactions; and

(e)

this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and to general principles of equity.

Knowledge

4.2 For the purposes of any representation or warranty in this Part 4 made to a party’s “knowledge”, the term “knowledge” means actual knowledge of:

(a)	the indicated conclusion in respect of the relevant matter; or

(b)	facts that would reasonably lead to the indicated conclusion in respect of the relevant matter; on the part of the officers and employees of the representing party.

Survival of Representations and Warranties

4.3 The representations and warranties set forth above will survive for a period of two years after the Effective Date.

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Indemnities/Limitation of Liability

4.4 Each party will indemnify the other party, its directors, officers, employees, agents, attorneys and Affiliates (collectively “Indemnified party”) from and against the entire amount of any Material Loss. A “Material Loss” will mean all costs, expenses, damages or liabilities, including attorneys’ fees and other costs of litigation (either threatened or pending) arising out of or based on a breach by a party (“Indemnifying party”) of any representation, warranty or covenant contained in this Agreement which amounts, in the aggregate, to at least $1,000,000. If any claim or demand is asserted against an Indemnified party in respect of which such Indemnified party may be entitled to indemnification under this Agreement, the Indemnified party will promptly give Notice of such claim or demand to the Indemnifying party. The Indemnifying party will have the right, but not the obligation, by notifying the Indemnified party after its receipt of the Notice of the claim or demand, to assume the entire control of (subject to the right of the Indemnified party to participate, at the Indemnified party’s expense and with counsel of the Indemnified party’s choice), the defence, compromise, or settlement of the matter, including, at the Indemnifying party’s expense, employment of counsel of the Indemnifying party’s choice. Any damages to the assets or business of the Indemnified party caused by a failure by the Indemnifying party to defend, compromise, or settle a claim or demand in a reasonable and expeditious manner, after the Indemnifying party has given Notice that it will assume control of the defence, compromise, or settlement of the matter, will be included in the damages for which the Indemnifying party will be obligated to indemnify the Indemnified party. Any settlement or compromise of a matter by the Indemnifying party will include a full release of claims against the Indemnified party which have arisen out of the indemnified claim or demand.

PART 5
CONDITIONS PRECEDENT

Conditions for the Benefit of Flex Mining

5.1 The obligations of Flex Mining to complete the Subject Transactions are subject to the satisfaction, on or before the Effective Date, of the following conditions, any of which may be waived by Flex Mining without prejudice to its right to rely on any other or others of them:

(a)

the representations and warranties of Gold Lakes contained in Section 4.1 will be true in all material respects immediately prior to the Effective Date with the same effect as though made at and as of such time; and

(b)	each of the acts and undertakings of Gold Lakes to be performed on or before the Effective Date pursuant to the terms of this Agreement will have been duly performed by it.

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Conditions for the Benefit of Gold Lakes

5.2 The obligations of Gold Lakes to complete the Subject Transactions are subject to the satisfaction, on or before the Effective Date, of the following conditions, any of which may be waived by Gold Lakes without prejudice to its right to rely on any other or others of them:

(a)

the representations and warranties of Flex Mining contained in Sections 4.1 and 4.2 will be true in all material respects immediately prior to the Effective Date with the same effect as though made at and as of such time;

(b)	each of the acts and undertakings of Flex Mining to be performed on or before the Effective Date pursuant to the terms of this Agreement will have been duly performed by it; and

(c)

there will have been no material adverse change in the business, assets or financial condition of Flex Mining or any of its subsidiaries (provided that any decline in the market price of any precious or base metal will not be considered a material adverse change); and

Failure of Conditions Precedent

5.3 If a condition precedent to the obligations of a party in this Agreement have not been satisfied or waived within the time provided, this Agreement will terminate automatically without prejudice to the right of such party to claim damages for breach of the terms of this Agreement where there has been default by the other party.

PART 6
CONFIDENTIALITY, USE
AND DISCLOSURE OF INFORMATION

Confidential Information

6.1 Except as provided in Sections 6.2 and 6.3, or with the prior written consent of the other party, each party will keep confidential and not disclose to any third party or the public any Confidential Information.

Permitted Disclosure of Confidential Information

6.2 Either party may disclose Confidential Information to:

(a)

a party’s officers, directors, partners, members, employees, Affiliates, shareholders, agents, attorneys, accountants, consultants, contractors, subcontractors or advisors, for the sole purpose of such party’s performance of its obligations under this Agreement;

(b)	any actual or potential lender, underwriter or investor for the sole purpose of evaluating whether to make a loan to or investment in the disclosing party;

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(c)	a third party with whom the disclosing party contemplates any independent business activity or operation; or

(d)	a third party to whom the disclosing party contemplates a sale or other disposition of the whole or part of its Participating Interest.

The party disclosing Confidential Information pursuant to this Section 6.2 will disclose such Confidential Information to only those parties who have a bona fide need to have access to such Confidential Information for the purpose for which disclosure to such parties is permitted under this Section 6.2 and who have agreed in writing supplied to, and enforceable by, the other party to protect the Confidential Information from further disclosure, to use such Confidential Information solely for such purpose and to otherwise be bound by the provisions of this Part 6. The party disclosing Confidential Information will be responsible and liable for any use or disclosure of the Confidential Information by such parties in violation of this Agreement and such other writing.

Disclosure Required By Law

6.3 Notwithstanding anything contained in this Part 6, a party may disclose any Confidential Information if, in the opinion of the disclosing party’s legal counsel:

(a)	such disclosure is legally required to be made in a judicial, administrative or governmental proceeding pursuant to a valid subpoena or other applicable order; or

(b)

such disclosure is legally required to be made pursuant to the applicable securities laws, rules and regulations or, the rules or regulations of a stock exchange or similar trading market applicable to the disclosing party.

Prior to any disclosure of Confidential Information under this Section 6.3, the disclosing party will give the other party at least ten days’ prior Notice (unless less time is permitted by such rules, regulations or proceeding) and, in making such disclosure, the disclosing party will disclose only that portion of Confidential Information required to be disclosed and will take all reasonable steps to preserve the confidentiality thereof, including, without limitation, obtaining protective orders and supporting the other party in intervention in any such proceeding.

Public Announcements

6.4 Prior to making or issuing any press release or other public announcement or disclosure of the subject matter of this Agreement or any Confidential Information, a party will first consult with the other party as to the content and timing of such announcement or disclosure, unless in the good faith judgment of such party, there is not sufficient time to consult with the other party before such announcement or disclosure must be made under applicable Laws; but in such event, the disclosing party will notify the other party before such announcement or disclosure is made if at all reasonably possible and, if not, as soon as reasonably possible thereafter. Any press release or other public announcement or disclosure to be issued by either party relating to the Business will also identify the other party.

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PART 7
GENERAL PROVISIONS

Notices

7.1 All notices, payments and other required or permitted communications (“Notices”) to either party will be in writing, and will be addressed respectively as follows:

If to Flex Mining:	Flex Mining Ltd.
4540 21st N.W. Calgary, AB T3B 0W4 Attention: President

If to Gold Lakes:	Gold Lakes Corp.
573 Monroe Blvd. Painesville, Ohio 42077 Attention: President

All Notices will be given (a) by personal delivery to the party, (b) by electronic communication, capable of producing a printed transmission, (c) by registered or certified mail return receipt requested; or (d) by overnight or other express courier service. All Notices will be effective and will be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next business day following receipt, or if by electronic communication, on the date of such communication. Either party may change its address by Notice to the other party.

Waiver

7.2 The failure of either party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof will not constitute a waiver of any provision of this Agreement or limit such party’s right thereafter to enforce any provision or exercise any right.

Modification

7.3 No modification of this Agreement will be valid unless made in writing and duly executed by both parties.

Force Majeure

7.4 Except for the obligation to make payments when due hereunder and any failure to incur Earn-in Expenditures in accordance with the Earn-in Schedule due to lack of funds, the obligations of a party will be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labour disputes (however arising and whether or not employee demands are reasonable or within the power of the party to grant); acts of God; Laws, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws; action or inaction by any federal, state or local agency that delays or prevents the issuance or granting of any approval or authorization required to conduct Operations beyond the reasonable expectations of the party seeking the approval or authorization; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors’ or subcontractors’ shortage of, or inability to obtain, labour, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; actions by native rights groups, environmental groups, or other similar special interest groups; or any other cause whether similar or dissimilar to the foregoing. The affected party will promptly give Notice to the other party of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected party will resume performance as soon as reasonably possible.

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Further Assurance

7.5 Each of the parties will take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

Entire Agreement

7.6 This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof

Assignment

7.7 Except as expressly permitted elsewhere in this Agreement, neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld.

Successors and Assigns

7.8 This Agreement will be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties.

Time

7.9 Time is of the essence of this Agreement.

Governing Law

7.10 This Agreement will be governed by and interpreted in accordance with the laws of the State of Nevada without regard for any conflict of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction.

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Counterparts

7.11 This Agreement may be executed in any number of counterparts, and it will not be necessary that the signatures of both parties be contained on any counterpart. Each counterpart will be deemed an original, but all counterparts together will constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

FLEX MINING LTD.

Per:

Christian Simmerling
President & Chief Executive Officer

GOLD LAKES CORP.

Per:

Christopher Vallos
President & Chief Executive Officer

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SCHEDULE “A”

BIG MONTY CLAIMS

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